STATEMENT OF AMENDMENT OF BYLAWS

Whereas the Board of Directors in special meeting on May 19, 2005 duly resolved pursuant to authority granted by the laws of Tennessee to amend the Bylaws of the corporation to provide that at any meeting of the directors the next whole number that is greater than half of the number of directors then serving shall constitute a quorum for transaction of business, ARTICLE III, Paragraph 6 of the Bylaws of Tengasco, Inc. is hereby amended to provide as follows:

      ARTICLE III — BOARD OF DIRECTORS

      6. Quorum

At any meeting of the directors the next whole number that is greater than half of the number of directors then serving shall constitute a quorum for transaction of business, but if less than said number is present at a meeting, a majority of the directors present may adjourn the meeting from time to time without further notice. The directors may provide that quorum requirements may be satisfied by directors present telephonically.

This Statement shall be included with the Bylaws of the Corporation to reflect the amendment of this provision. In all other respects, the Bylaws of the Corporation remain in full force and effect.

DATED this the 19th day of May, 2005.

s/Cary V. Sorensen CARY V. SORENSEN Corporate Secretary Tengasco, Inc.